Exhibit 99.1

MarineMax Reports Fiscal 2023 Fourth Quarter and Full Year Results

~ Posts Record Fourth Quarter and Full Year Revenue, Fueled by Robust Demand for the Boating Lifestyle ~

~ Provides Fiscal 2024 Guidance ~

~ Earnings Conference Call at 10:00 a.m. ET Today ~

Clearwater, Florida, October 26, 2023 — MarineMax, Inc. (NYSE: HZO), the world’s largest recreational boat, yacht and superyacht services company, today announced results for its fiscal 2023 fourth quarter and full year ended September 30, 2023.

Fiscal 2023 Fourth Quarter Highlights

•
Record revenue of $594.6 million, up 11%
•
Strong same-store sales growth of 8%
•
Solid gross profit margin of 34.3%, driven by higher margin businesses
•
Net income of $15.1 million, or diluted EPS of $0.67; Adjusted diluted EPS of $0.69
•
Adjusted EBITDA of $42.6 million
•
Expanded superyacht services in Greece with acquisition of Atalanta Golden Yachts

Fiscal 2023 Full Year Highlights

•
Record revenue of $2.39 billion, up 4%
•
Same-store sales decrease of 2%
•
Strong gross profit margin of 34.9%, driven by higher margin businesses
•
Net income of $109.3 million, or diluted EPS of $4.87; Adjusted diluted EPS of $5.21
•
Adjusted EBITDA of $239.5 million

CEO & President Commentary

“Our strong close to fiscal year 2023 stands as a testament to the exceptional performance of our team,” stated MarineMax Chief Executive Officer and President Brett McGill. “Fueled by consumer demand for the boating lifestyle, sustained premium-segment momentum and our strategic marketing expertise, we delivered record revenue and generated 8% same-store sales growth in the fourth quarter. While product margins declined as expected amidst the industry’s return to seasonality and greater inventory levels, our gross profit margin remained robust. This reflects the resilience of our premium products, services, and experiences, as well as our success in structurally enhancing our margin profile through strategic acquisitions with higher earnings potential, including IGY Marinas.

“With the addition of businesses such as IGY, we have significantly enhanced the potential for expansion and synergies within our existing superyacht services and luxury yacht offerings,” continued Mr. McGill. “Supported by our strong balance sheet, we continue to actively expand our global market presence, exemplified by our most recent acquisition of Atalanta Golden Yachts in Greece, which closed in early October. As we look ahead to 2024, we are excited to build upon this foundation and deliver on our commitment to providing unparalleled boating and yachting experiences to a growing number of customers worldwide.”

Fiscal 2023 Fourth Quarter Results

Revenue in the fiscal 2023 fourth quarter increased to a record $594.6 million from $536.8 million in the comparable period last year. The 10.8% top-line growth was driven largely by higher new and used boat sales and the acquisition of IGY, which was completed in October 2022. Same-store sales grew 8% in the fourth quarter. IGY was not yet eligible for inclusion in the same-store revenue base.

Gross profit increased 3.5% to $203.7 million from $196.8 million in the prior-year period. Gross profit margin of 34.3% decreased 240 basis points from 36.7% in the fiscal 2022 fourth quarter, primarily as a result of expected lower new and used boat margins, partially offset by the acquisition of IGY.

Selling, general, and administrative expenses totaled $169.4 million, or 28.5% of revenue, in the fourth quarter, compared with $145.8 million, or 27.2% of revenue, for the same period last year. The biggest driver of the expense increase year-over-year was the addition of IGY and other acquisitions.

Interest expense was $15.8 million in the fourth quarter, compared with $1.0 million in the prior-year period, reflecting higher interest rates and the increase in long-term debt associated with the IGY acquisition, as well as increased inventory.

Net income in the fourth quarter was $15.1 million, or $0.67 per diluted share, compared with net income of $38.4 million, or $1.73 per diluted share, in the same period last year.

Adjusted net income1 in the fourth quarter was $15.8 million, or $0.69 per diluted share, compared with $44.3 million, or $1.99 per diluted share, in the prior-year period. Adjusted EBITDA1 for the quarter ended September 30, 2023 was $42.6 million, compared with $68.4 million for the same period last year.

Fiscal 2023 Full Year Results

Revenue in the fiscal 2023 full year increased 3.8% to a record $2.39 billion from $2.31 billion in the prior fiscal year, primarily driven by strategic acquisitions, including IGY, and partially offset by a modest decline in same-store sales. Same-store sales decreased 2%, compared with an increase of 5% in the comparable period last year.

Gross profit increased 3.7% to $835.3 million from $805.8 million in the prior fiscal year. Gross profit margin remained flat at 34.9% for the twelve months ended September 30, 2023, reflecting the addition of the higher margin revenue from IGY as well as the expected decline in new and used boat product margins.

Selling, general, and administrative expenses totaled $634.5 million, or 26.5% of revenue, in fiscal year 2023, compared with $540.6 million, or 23.4% of revenue, for the same period last year. The biggest driver of the expense increase year-over-year was the addition of IGY and other acquisitions.

Interest expense was $53.4 million, compared with $3.3 million in the prior period, reflecting higher interest rates and the increase in long-term debt associated with the IGY acquisition, as well as increased inventory.

Net income in the fiscal 2023 full year was $109.3 million, or $4.87 per diluted share, compared with net income of $198.0 million, or $8.84 per diluted share, in the same period last year.

Adjusted net income1 was $116.8 million, or $5.21 per diluted share, compared with $206.5 million, or $9.22 per diluted share, in the prior-year period. Adjusted EBITDA1 for the full year ended September 30, 2023 was $239.5 million, compared with $309.6 million for the same period last year.

1 This is a non-GAAP measure. See below for an explanation and quantitative reconciliation of each non-GAAP financial measure.

Fiscal 2024 Guidance

Based on results to date, current business conditions, retail trends and other factors, the Company is providing fiscal year 2024 guidance for Adjusted net income2 in the range of $4.50 to $5.00 per diluted share. The Company also is providing fiscal year 2024 guidance for Adjusted EBITDA2 in the range of $225 million to $250 million. These expectations do not consider, or give effect for, among other things, material acquisitions that may be completed by the Company during fiscal 2024 or other unforeseen events, including changes in global economic conditions.

Conference Call Information

MarineMax will discuss its fiscal 2023 fourth quarter and full year financial results on a conference call starting at 10:00 a.m. ET today. The conference call can be accessed via the “Investors” section of the Company's website: www.marinemax.com, or by dialing 877-407-0789 (U.S. and Canada) or 201-689-8562 (International). An online replay will be available within one hour of the conclusion of the call and will be archived on the website for one year.

About MarineMax

As the world’s largest lifestyle retailer of recreational boats and yachts, as well as yacht concierge and superyacht services, MarineMax (NYSE: HZO) is United by Water. We have 130 locations worldwide, including 81 dealerships and 66 marinas and storage facilities. Our integrated business includes IGY Marinas, which operates luxury marinas in yachting and sport fishing destinations around the world; Fraser Yachts Group and Northrop & Johnson, leading superyacht brokerage and luxury yacht services companies; Cruisers Yachts, one of the world’s premier manufacturers of premium sport yachts and motor yachts; and Intrepid Powerboats, a premier manufacturer of powerboats. To enhance and simplify the customer experience, we provide financing and insurance services as well as leading digital technology products that connect boaters to a network of preferred marinas, dealers, and marine professionals through Boatyard and Boatzon. In addition, we operate MarineMax Vacations in Tortola, British Virgin Islands, which offers our charter vacation guests the luxury boating adventures of a lifetime. Land comprises 29% of the earth’s surface. We’re focused on the other 71%. Learn more at www.marinemax.com.

Forward-Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the potential for expansion and synergies within our superyacht services and luxury yacht offerings, the growth of our business in 2024, and our fiscal 2024 guidance. These statements are based on current expectations, forecasts, risks, uncertainties, and assumptions that may cause actual results to differ materially from expectations as of the date of this release. These risks, assumptions, and uncertainties include the Company’s abilities to reduce inventory, manage expenses and accomplish its goals and strategies, the quality of the new product offerings from the Company’s manufacturing partners, the performance and integration of the recently-acquired businesses, general economic conditions, as well as those within the Company's industry, the liquidity and strength of our bank group partners, the level of consumer spending, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2022 and other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

2 See “Non-GAAP Financial Measures” below for a discussion of why reconciliations of forward-looking Adjusted Net Income and Adjusted EBITDA are not available without unreasonable effort.

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue	$594,595	$536,764	$2,394,706	$2,308,098
Cost of sales	390,880	339,997	1,559,377	1,502,344
Gross profit	203,715	196,767	835,329	805,754

Selling, general, and administrative expenses	169,399	145,848	634,527	540,550
Income from operations	34,316	50,919	200,802	265,204

Interest expense	15,805	984	53,367	3,283
Income before income tax provision	18,511	49,935	147,435	261,921

Income tax provision	3,272	11,575	37,957	63,932
Net income	15,239	38,360	109,478	197,989

Less: Net income attributable to non-controlling interests	98	—	196	—
Net income attributable to MarineMax, Inc.	$15,141	$38,360	$109,282	$197,989

Basic net income per common share	$0.69	$1.78	$5.00	$9.12

Diluted net income per common share	$0.67	$1.73	$4.87	$8.84

Weighted average number of common shares used in computing net income per common share:

Basic	21,914,961	21,541,279	21,852,425	21,706,225
Diluted	22,753,029	22,231,163	22,429,381	22,399,209

MarineMax, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	September 30,	September 30,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$201,456	$228,274
Accounts receivable, net	85,780	50,287
Inventories	812,830	454,359
Prepaid expenses and other current assets	23,110	21,077
Total current assets	1,123,176	753,997
Property and equipment, net	527,552	246,011
Operating lease right-of-use assets, net	138,785	96,837
Goodwill	559,820	235,585
Other intangible assets, net	39,713	10,886
Other long-term assets	32,259	9,455
Total assets	$2,421,305	$1,352,771
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$71,706	$34,342
Contract liabilities (customer deposits)	81,700	144,427
Accrued expenses	112,746	89,402
Short-term borrowings	537,060	132,026
Current maturities on long-term debt	33,767	2,882
Current operating lease liabilities	10,070	9,693
Total current liabilities	847,049	412,772
Long-term debt, net of current maturities	389,231	45,301
Noncurrent operating lease liabilities	123,789	89,657
Deferred tax liabilities, net	56,927	15,401
Other long-term liabilities	85,892	6,974
Total liabilities	1,502,888	570,105
SHAREHOLDERS' EQUITY:
Preferred stock	—	—
Common stock	29	29
Additional paid-in capital	323,218	303,432
Accumulated other comprehensive income (loss)	1,303	(2,806)
Retained earnings	739,949	630,667
Treasury stock	(148,656)	(148,656)
Total shareholders’ equity attributable to MarineMax, Inc.	915,843	782,666
Non-controlling interests	2,574	—
Total shareholders’ equity	918,417	782,666
Total liabilities and shareholders’ equity	$2,421,305	$1,352,771

MarineMax, Inc. and Subsidiaries

Segment Financial Information

(Amounts in thousands)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2023	2022	2023	2022
Revenue:
Retail Operations	$587,313	$522,750	$2,294,362	$2,212,922
Product Manufacturing	57,330	46,469	222,289	176,273
Elimination of intersegment revenue	(50,048)	(32,455)	(121,945)	(81,097)
Revenue	$594,595	$536,764	$2,394,706	$2,308,098
Income from operations:
Retail Operations	$33,973	$45,062	$192,487	$249,186
Product Manufacturing	5,585	6,525	23,420	20,258
Intersegment adjustments	(5,242)	(668)	(15,105)	(4,240)
Income from operations	$34,316	$50,919	$200,802	$265,204

MarineMax, Inc. and Subsidiaries

Supplemental Financial Information

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net income attributable to MarineMax, Inc.	$15,141	$38,360	$109,282	$197,989
Transaction costs (1)	84	1,696	6,311	3,153
Intangible amortization (2)	2,032	594	7,555	2,363
Change in fair value of contingent consideration (3)	(1,069)	618	2,372	993
Hurricane expenses (recoveries)	(290)	4,800	(933)	4,800
Gain on acquisition of equity investment (4)	—	—	(5,129)	—
Tax adjustments for items noted above (5)	(134)	(1,788)	(2,615)	(2,759)
Adjusted net income attributable to MarineMax, Inc.	$15,764	$44,280	$116,843	$206,539

Diluted net income per common share	$0.67	$1.73	$4.87	$8.84
Transaction costs (1)	—	0.08	0.28	0.14
Intangible amortization (2)	0.09	0.02	0.34	0.11
Change in fair value of contingent consideration (3)	(0.05)	0.02	0.11	0.04
Hurricane expenses (recoveries)	(0.01)	0.22	(0.04)	0.21
Gain on acquisition of equity investment (4)	—	—	(0.23)	—
Tax adjustments for items noted above (5)	(0.01)	(0.08)	(0.12)	(0.12)
Adjusted diluted net income per common share	$0.69	$1.99	$5.21	$9.22

(1) Transactions costs relate to acquisition transaction and integration costs in the period.

(2) Represents amortization expense for acquisition-related intangible assets.

(3) Represents expenses to record contingent consideration liabilities at fair value.

(4) Represents gain on a previously held equity investment upon acquisition of the entire business.

(5) Adjustments for taxes for items are calculated based on the effective tax rate for each respective period presented and the jurisdiction of the adjustment.

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2023	2022	2023	2022
Net income attributable to MarineMax, Inc.	$15,141	$38,360	$109,282	$197,989
Interest expense (excluding floor plan)	7,807	889	28,477	2,263
Income tax provision	3,272	11,575	37,957	63,932
Depreciation and amortization	10,799	5,166	41,032	19,418
Stock-based compensation expense	5,954	4,859	21,657	16,013
Transaction costs	84	1,696	6,311	3,153
Gain on acquisition of equity investment	—	—	(5,129)	—
Change in fair value of contingent consideration	(1,069)	618	2,372	993
Hurricane expenses (recoveries)	(290)	4,800	(933)	4,800
Foreign currency	875	451	(1,575)	1,000
Adjusted EBITDA	$42,573	$68,414	$239,451	$309,561

Non-GAAP Financial Measures

This press release, along with the above Supplemental Financial Information table, contains “Adjusted net income,” “Adjusted diluted EPS” and “Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization” (“Adjusted EBITDA”), which are non-GAAP financial measures as defined under applicable securities legislation. In determining these measures, the Company excludes certain items which are otherwise included in determining the comparable GAAP financial measures. The Company believes these non-GAAP financial measures are helpful performance indicators that improve the period-to-period comparability of the Company’s results and provide investors with more insight into, and an additional tool to understand and assess, the performance of the Company’s ongoing core business operations. Our board of directors, management team and lenders use Adjusted EBITDA to assess our financial performance because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and other items (such as the change in fair value of contingent consideration, hurricane expenses, foreign currency, and transaction costs) that impact the comparability of financial results from period to period. Investors and other readers are encouraged to review the related GAAP financial measures and the above reconciliation and should consider these non-GAAP financial measures as a supplement to, and not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures may not provide information that is directly comparable to that provided by other companies, as other companies may calculate such financial results differently.

In addition, we have not reconciled our guidance for fiscal year 2024 Adjusted net income and Adjusted EBITDA guidance to net income (the corresponding GAAP measure for each), which is not accessible on a forward-looking basis due to the high variability and difficulty in making accurate forecasts and projections, particularly with respect to acquisition contingent consideration and transaction costs. Acquisition contingent consideration and transaction costs, which are likely to be significant to the calculation of net income, are affected by the integration and post-acquisition performance of our acquirees, which is difficult to predict and subject to change. Accordingly, reconciliations of forward-looking Adjusted net income and Adjusted EBITDA are not available without unreasonable effort.

Investor Contacts
	Mike McLamb	Scott Solomon or Laura Resag
	Chief Financial Officer	Sharon Merrill Associates, Inc.
	MarineMax, Inc.	857-383-2409
	727-531-1700	investors@marinemax.com.